RESIGNATION AND RELEASE

I, Svetlana Pojasnikova, hereby resign from all officer and director positions that I hold with World of Tea Inc. (the "Corporation") and any of its direct or indirect subsidiaries effective immediately upon the closing of the Share Exchange Agreement among the Corporation, BroadWebAsia, Inc. and the shareholders of BroadWebAsia, Inc.

Upon effectiveness of this Resignation, the Corporation does hereby release Ms. Pojasnikova, from and for any and all claims, proofs of claim, demands, contracts, obligations, liabilities, suits, actions and causes of action, at law or at equity, known or unknown, liquidated or unliquidated, asserted or unasserted, based on or arising out of her duties as an officer and director of the Corporation.

__________________________
Svetlana Pojasnikova
Dated: February __, 2008

Accepted and Agreed to as of February __, 2008
World of Tea Inc.
By: __________________________
Name: Israel Morgenstern
Title: President